Dell Image Expert - Standard Edition - ecert.jpg

File Edit View Camera Image Annotation Tools Window Help

Undo Rotate Crop Quick Fix Zoom Pan Red Eye Close

DELL PICTURE STUDIO POWERED BY shutterfly

Browse Info Keywords Search Album

ecert.jpg - 12%



EconoShare, Inc.
Seal

C:\Documents and Settings\ethel\My Documents\My Pictures\ecert.jpg

start EDGARizer - [Untitled] My Pictures Dell Image Expert - S... 1:23 PM